                                                                    Exhibit 99.1

100 STREAMS
    OF SATELLITE RADIO                                    [LOGO OF SIRIUS RADIO]
--------------------------------------------------------------------------------



                      SIRIUS ANNOUNCES SECOND QUARTER 2003
                         FINANCIAL AND OPERATING RESULTS

        Subscriptions reached 105,186, an Increase of 55% in Last Quarter


NEW YORK - August 6, 2003 - SIRIUS (NASDAQ: SIRI), known for delivering the very best in commercial-free music and premium audio entertainment, today announced its second quarter 2003 financial and operating results. The company previously announced a major milestone during the quarter, when it reached 100,000 subscribers on June 20. SIRIUS ended the second quarter on June 30, 2003 with 105,186 subscribers, an increase of 55% during the quarter.

"This continued growth in SIRIUS subscribers confirms that we are getting traction in the marketplace, and that our commercial-free music programming is gaining a wider audience," said Joseph P. Clayton, President and CEO of SIRIUS. "We were able to reach our subscriber target even without the benefit of the new transportable products. Now that these `Plug & Play' receivers are becoming more available in retail stores, we expect the pace to pick up even more."

During the second quarter, SIRIUS completed two major financing transactions which eliminated the company's previously stated funding gap, and added approximately $357 million in cash, giving the company added financial flexibility.

"I am excited to have joined SIRIUS at such a pivotal time in its history," said David Frear, SIRIUS' new Executive Vice President and Chief Financial Officer. "In less than four months, SIRIUS has transformed itself to a company that is fully-funded with $560 million in cash. With very little debt, our balance sheet is clearly the strongest in this new and exciting industry."

In recent weeks, SIRIUS introduced its transportable "Plug & Play" products in the retail marketplace. These products from Kenwood and Audiovox are now flowing into stores, and that volume will continue to increase in the coming months.

SIRIUS also recently announced several new initiatives in the specialty markets sector, including agreements with Avionics Innovations, Formula Boats and Winnebago.

SECOND QUARTER 2003 VERSUS SECOND QUARTER 2002

For the second quarter of 2003, SIRIUS recognized total revenue of $2.1 million, compared to $70 thousand for the second quarter of 2002. SIRIUS reported a loss from operations of $(109.8) million for the second quarter of 2003, compared to a loss from operations of $(89.9) million for the second quarter of 2002. SIRIUS' EBITDA loss for the second quarter of 2003 was $(86.3) million, compared with $(67.8) million in the second quarter of 2002. The EBITDA loss for the second quarter of 2003 included a $14.5 million non-cash charge associated with the disposal of SIRIUS' previous subscriber management system.

SIRIUS reported a net loss applicable to common stockholders of $(111.8) million, or $(0.12) per share, for the second quarter of 2003, compared with a net loss applicable to common stockholders of $(124.6) million, or $(1.62) per share, for the second quarter of 2002.

For the second quarter of 2003, average monthly revenue per subscriber, or ARPU, was $7.91. Excluding the costs of mail-in rebate programs, ARPU for the second quarter of 2003 was $10.84.

FIRST HALF 2003 VERSUS FIRST HALF 2002

For the first half of 2003 SIRIUS recognized total revenue of $3.7 million, compared to $103 thousand for the first half of 2002. SIRIUS reported a loss from operations of $(208.9) million for the first half of 2003, compared to a loss from operations of $(140.6) million for the first half of 2002. SIRIUS' adjusted EBITDA loss for the first half of 2003 was $(161.4) million, compared with $(104.0) million in the first half of 2002. SIRIUS' adjusted EBITDA loss for the first half of 2003 excludes a $256.5 million gain in connection with the completion of the company's restructuring in March 2003, and includes a $14.5 million non-cash charge associated with the disposal of SIRIUS' previous subscriber management system.

SIRIUS reported a net loss applicable to common stockholders of $(60.0) million, or $(0.09) per share, for the first half of 2003, compared with a net loss applicable to common stockholders of $(214.7) million, or $(2.85) per share, for the first half of 2002. Included in net income applicable to common stockholders for the first half of 2003 was a $256.5 million gain in connection with the completion of the company's restructuring in March 2003, and a deemed dividend of $79.5 million associated with the elimination of its convertible preferred stock in March 2003.

For the first half of 2003, ARPU was $8.94. Excluding the costs of mail-in rebate programs, ARPU for the first half of 2003 was $10.85.

(Selected Balance Sheet Data and Statement of Operations follow).


SIRIUS defines adjusted EBITDA loss as net loss before interest and investment income, interest expense, depreciation expense and debt restructuring. This definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. We have raised and invested large amounts of capital to fund the completion of our system; as a result, our results of operations include significant charges for depreciation and interest expense. In addition, we have recognized a gain associated with the restructuring of our debt.





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

Adjusted EBITDA, which excludes these items, provides a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure. Adjusted EBITDA should not be considered in isolation or as a substitute for operating loss, cash flow from operating activities or other measures of performance defined by accounting principles generally accepted in the United States. A reconciliation of adjusted EBITDA loss is presented on the attachment.

SIRIUS defines average monthly revenue per subscriber, or ARPU, as the total earned subscription revenue and activation revenue during the period, over the daily weighted average number of subscribers for the period. ARPU is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.

SIRIUS Satellite Radio Inc.
Financial Highlights
(In thousands, except per share and subscriber data)



                                                                                 (Unaudited)
                                                                                 -----------
                                         For the Three Months Ended       For the Six Months Ended
                                                   June 30,                        June 30,
                                         -------------------------        -----------------------
                                             2003             2002            2003          2002
                                             ----             ----            ----          ----
Statement of Operations:
Subscriber revenue, net of mail-in
rebates                                      $  2,029       $     50       $  3,583       $     54
Advertising revenue, net of agency fees            27             20             44             49
Other revenue                                      17             --             37             --
                                             --------       --------       --------       --------
     Total revenue                              2,073             70          3,664            103
                                             --------       --------       --------       --------
Operating expenses:
   Cost of services:
     Satellite and transmission                 7,688          8,450         15,555         17,207
     Programming and content                    7,639          4,125         14,213          7,908
     Customer service and billing              16,320          1,882         18,522          3,724
   Sales and marketing                         39,516         30,901         84,856         46,560
   General and administrative                  12,464          8,588         21,558         16,128
   Research and development                     4,904         13,425          9,887         21,138
   Depreciation expense                        23,463         22,099         47,563         36,580
   Non-cash stock compensation
    (benefit)/expense                            (123)           491            436         (8,533)
                                             --------       --------       --------       --------
     Total operating expenses                 111,871         89,961        212,590        140,712
                                             --------       --------       --------       --------
Loss from operations                         (109,798)       (89,891)      (208,926)      (140,609)

Other income (expense):
   Debt restructuring                              --             --        256,538             --
   Interest and investment income               1,327          1,517          2,670          3,517
   Interest expense, net of amounts
    capitalized                                (3,365)       (24,893)       (22,030)       (55,086)
                                             ========       ========       ========       ========





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

Total other income (expense)                   (2,038)       (23,376)       237,178        (51,569)

Net income (loss)                            (111,836)      (113,267)        28,252       (192,178)

Preferred stock dividends                          --        (11,165)        (8,574)       (22,207)
Preferred stock deemed dividends                   --           (171)       (79,634)          (342)
                                            ---------      ---------      ---------      ---------

Net loss applicable to common
     stockholders                           $(111,836)     $(124,603)     $ (59,956)     $(214,727)
                                            =========      =========      =========      =========
Net loss per share applicable to
     common stockholders (basic and
     diluted)                               $   (0.12)     $   (1.62)      $  (0.09)     $   (2.85)
Weighted average common shares
      outstanding (basic and diluted)         931,720         76,715        631,421         75,296



Reconciliation of net income (loss) to
Adjusted EBITDA:
    Net income (loss) as reported
                                            $(111,836)     $(113,267)      $ 28,252      $(192,178)
    Add back non-EBITDA items
     included in
      net loss:
       Depreciation expense                    23,463         22,099         47,563         36,580
       Interest and investment income          (1,327)        (1,517)        (2,670)        (3,517)
       Interest expense, net of amounts
        capitalized                             3,365         24,893         22,030         55,086
       Debt restructuring                          --             --       (256,538)            --
                                            ---------      ---------      ---------       --------
    Adjusted EBITDA
                                            $ (86,335)     $ (67,792)     $(161,363)     $(104,029)
                                            =========      =========      =========      =========



                                                                         June 30,              December 31,
                                                                           2003                   2002
                                                                    -------------------     -------------------
Select Balance Sheet Data:
Cash, cash equivalents and marketable
     securities                                                             $  560,093              $  173,702
Restricted investments                                                           7,200                   7,200
Working capital                                                                524,050                 151,289
Total assets                                                                 1,660,830               1,340,940
Long-term debt, net of current portion                                         259,570                 670,357
Accrued interest, net of current portion                                            --                  46,914
Total liabilities                                                              324,855                 772,941
Convertible preferred stock                                                         --                 531,153
Accumulated deficit                                                          (899,227)               (927,479)
Stockholders' equity                                                         1,335,975                  36,846

Other Data:
     Subscribers (end of period)                                               105,186                  29,947




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


About SIRIUS

SIRIUS is the only satellite radio service bringing listeners more than 100 streams of the best music and entertainment coast-to-coast. SIRIUS offers 60 music streams with no commercials, along with over 40 world-class sports, news and entertainment streams for a monthly subscription fee of only $12.95, with greater savings for upfront payments of multiple months or a year or more. Stream Jockeys create and deliver uncompromised music in virtually every genre to our listeners 24 hours a day. Satellite radio products bringing SIRIUS to listeners in the car, truck, home, RV and boat are manufactured by Kenwood, Panasonic, Clarion and Audiovox, and are available at major retailers including Circuit City, Best Buy, Car Toys, Good Guys, Tweeter, Ultimate Electronics, Sears and Crutchfield. SIRIUS is the leading OEM satellite radio provider, with exclusive partnerships with DaimlerChrysler, Ford and BMW. Automotive brands currently offering SIRIUS radios in select new car models include BMW, MINI, Chrysler, Dodge, Jeep(R), Nissan, Infiniti, Mazda and Audi. Automotive brands that have announced plans to offer SIRIUS in select models include Ford, Lincoln, Mercury, Mercedes-Benz, Jaguar, Volvo, Volkswagen, Land Rover and Aston Martin.

Click on sirius.com to listen to SIRIUS live, or to find a SIRIUS retailer or car dealer in your area.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our results of operations are: our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios; the unproven market for our service; our competitive position and any events which affect the useful life of our satellites.

Media Contacts:
Jim Collins
SIRIUS
Media and Investors
212.901.6422
jcollins@siriusradio.com

Cheryl Cramer
Investor Relations
SIRIUS
212.901.6466
ccramer@siriusradio.com

Thomas Meyer
PR21 for SIRIUS
Media Relations
310-566-2285
Thomas.Meyer@pr21.com


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